Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

Overland Park, KS, Jan. 28, 2010 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported fourth quarter net income of $33.3 million, or $0.39 per diluted share compared to a net loss of $0.7 million, or ($0.01) per share during the fourth quarter of 2008 and net income of $33.4 million, or $0.39 per diluted share during the third quarter of 2009.

The fourth quarter of 2008 included significant restructuring and impairment charges.  Combined, these charges totaled $18.2 million, or $0.22 per diluted share.  For comparative purposes, net income and earnings per diluted share excluding these charges would have been $17.4 million, or $0.21 per diluted share.

The third quarter of 2009 included a tax benefit from the carry back of capital losses generated in connection with the sale of our subsidiary, Austin, Calvert & Flavin, Inc. (“ACF”), which were partly offset by charges related to the sale of ACF.  For comparative purposes, net income and earnings per diluted share excluding the effects of the sale of ACF would have been $31.8 million, or $0.37 per diluted share.

Management believes adjusting results to exclude special and/or non-recurring items provides investors with a more comparable basis for evaluating results and financial performance to other periods.  A schedule reconciling adjusted results to GAAP is included on page 8 of this release.

Business Discussion

Management commentary

“Despite the many challenges of 2009, our business model proved its resilience,” said Hank Herrmann, Chief Executive Officer of Waddell & Reed Financial, Inc.  “Our sales volume recovered rapidly, redemption levels are well below our peers, our asset recovery was among the best in the industry and by year-end had returned to its all time high of $70 billion reached in June 2008.”

Advisors channel

During the quarter, gross sales in the Advisors channel were $920 million, an improvement of 14% compared to the third quarter and 30% compared to the same period last year.  Net sales for the quarter were $134 million, the highest total since the second quarter of 2008 and among the best over the past five years.  Net inflows during the quarter were $86 million; below the $138 million of net inflows experienced during the previous quarter, but nonetheless positive in an environment where industry equity flows were negative.

Despite the challenges of 2009, we recorded positive net flows of $282 million compared with net flows of $128 million in 2008.  Asset retention remained strong, with a redemption rate of 8.4% in the channel for 2009.

Wholesale channel

During the quarter, gross sales in the Wholesale channel were $4.2 billion, an improvement of 3% compared to the previous quarter and more than double the sales volume during the same period last year.  Net flows during the quarter remain robust with inflows of $2.6 billion; last year’s fourth quarter had outflows of $1.8 billion.

The Asset Strategy and Global Natural Resources funds remain sales leaders.  Nonetheless, flows into other products continue to accelerate, reaching $3.3 billion for the year, up from $2.0 billion in 2008.

Institutional channel

Gross sales of $505 million rose 82% compared to the third quarter and 15% compared to last year’s fourth quarter.  The environment in the defined benefit space continues to be challenging.  However, over the years we have been successful in developing subadvisory and defined contribution pension mandates and this type of business now comprises 60% of the institutional channel’s assets.  In the defined benefit space, we continue to be active participants, and are winning business, but awards remain less than anticipated.

Management Fee Revenue Analysis

We earn management fee revenues by providing investment management services to our retail funds and institutional clients.  These revenues are based on the amount of average assets under management and influenced by asset composition, sales, redemptions and financial market conditions.

Average assets under management of $67.0 billion during the quarter increased 12% compared to the third quarter of 2009.  The effective fee rate remained relatively unchanged at 63.0 basis points compared to 62.8 basis points in the previous quarter.

Compared to the same quarter last year, average assets under management rose 39% and the effective fee rate was 62.8 basis points.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

Compared to the third quarter, revenues increased on a combination of higher sales volume across front-load, variable annuity and insurance products, as well as higher asset-based service and distribution fees and asset allocation product fees.  Direct expenses rose in correlation to higher sales volume and asset levels, while indirect expenses declined because of lower sales convention costs, and to a lesser degree, lower incentive compensation, which was offset by higher healthcare costs.

Compared to the same period in 2008, revenues increased largely on higher asset-based fees, and to a lesser extent, higher sales volume of front-load Class A mutual funds.  Direct expenses increased in correlation with higher asset level and Class A sales volume.  Indirect expenses fell on lower sales convention costs and careful cost control.

Wholesale channel

Sequentially, revenues increased on higher asset-based service and distribution fees.  Higher sales volume by Legend advisors also positively contributed to revenues.  Direct expenses rose on higher asset-based service and distribution fees and were partly offset by lower wholesaler commissions.  Indirect expenses were largely unchanged.

Compared to the same period last year, higher assets under management led to an increase in asset-based service and distribution fees.  Legend advisors also positively contributed to revenues.  Direct expenses rose with higher asset-based service and distribution costs while indirect expenses rose very modestly.

Compensation and Related Expense Analysis

The increase in costs compared to both the third quarter of 2009 and the fourth quarter of 2008 is due almost entirely to higher incentive compensation costs recorded in the current quarter.  Accentuating the variance, last year’s fourth quarter included a reversal of $7.5 million in accrued incentive compensation.  Lower base salary costs from headcount reductions offset a portion of the increase compared to the same period last year.

General and Administrative Expense Analysis

Last year’s fourth quarter included a charge of $18.1 million for severance and other restructuring costs associated with the voluntary separation program, which occurred at the end of 2008.  Excluding this item, general and administrative costs remained essentially unchanged sequentially and compared to the fourth quarter of 2008.

Subadvisory Fees

Subadvisory fees, which are paid on average asset levels in subadvised funds, rose compared to both the third quarter of 2009 and the fourth quarter of 2008.  This increase is largely due to the growth in assets in the Ivy Global Natural Resources fund.  Subadvised average assets under management during the quarter were $6.6 billion.

Investment and Other Income

Compared to the third quarter, investment and other income rose largely on gains from the sale of available-for-sale mutual funds and higher realized capital gains and dividends in our investment portfolios.  Last year’s fourth quarter included a sizable mark-to-market loss in our mutual fund trading portfolio.

Tax Rate

During the quarter, our effective tax rate increased to 36.7%, compared to 30.4% in the previous quarter.  The lower effective tax rate in the previous quarter was primarily a result of recognizing the tax benefit for the carry back of capital losses generated in connection with the sale of ACF and offset of capital gains recognized in income during the first nine months of 2009.  The effective tax rate during last year’s comparable period of 122.0% was primarily the result of the ACF goodwill impairment charge recorded during the quarter, which was not deductible for tax purposes.

Balance Sheet Information

As of December 31, 2009, cash and cash equivalents and investment securities were $315 million (excluding $73 million held for the benefit of customers segregated in compliance with federal and other regulations).  We have no short-term borrowings against our $125 million credit facility.

Stockholders’ equity was $369 million and there were 85.8 million shares outstanding.  During the quarter, we repurchased 32,500 shares on the open market or privately at an aggregate cost of $1.0 million for an annual total of 1.5 million shares and total aggregate cost of $36.4 million.

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, January 28th at 11:00 a.m. Eastern.  During this call, Henry J. Herrmann, CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Corporate” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Corporate” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, AVP, Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolio, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008, which include, without limitation:

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                                          A decrease in, or the elimination of, any future quarterly dividend paid to stockholders;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          The introduction of legislative, judicial or regulatory proposals that change the independent contractor classification of our financial advisors;

•                                          Our inability to hire and retain senior executive management and other key personnel;

•                                          The impairment of goodwill or other intangible assets on our balance sheet; and

•                                          Investors’ failure to renew our investment management or subadvisory agreements, or the terms of any such renewals being on unfavorable terms.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2008 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2009.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.